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                                                                     EXHIBIT 5.1


             [Letterhead of LeBoeuf, Lamb, Greene & MacRae, L.L.P.]



                                    March 4, 1997


Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, OH  43215-2220


        Re:  Nationwide Financial Services Inc. -- Registration
             Statement on Form S-1 (File No. 333-18531)
             --------------------------------------------------

Dear Ladies and Gentlemen:

          We are acting as counsel for Nationwide Financial Services, Inc., a Delaware corporation (the "Company"), in connection with the proposed issue and sale of $300,000,000 aggregate principal amount of the Company's Senior Notes due 2027 (the "Notes") pursuant to the above captioned Registration Statement (the "Registration Statement").

          We have examined such corporate records, certificates and other documents as we have considered necessary for the purposes hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

          Based on the foregoing, we are of the opinion that, upon issuance, delivery and payment therefor in the manner described in the Registration Statement and in accordance with the terms of the Underwriting Agreement (filed as Exhibit 1.1 to the Registration Statement) and the Indenture (filed as
Exhibit 4.1 to the Registration Statement), the Notes will be duly and validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, rehabilitation, liquidation, moratorium or other similar laws affecting the rights of the creditors generally and to general principles of equity.
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Nationwide Financial Services, Inc.
March 4, 1997
Page 2

          Our opinion set forth herein is limited in all cases to matters arising under the laws of the State of New York and the General Corporation Law of the State of Delaware. We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.


                                        Very truly yours,


                                        LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.